Exhibit 99.1

AMERICAN NATURAL ENERGY CORPORATION
6100 South Yale, Suite 300
Tulsa, Oklahoma 74136
Tel: 918-481-1440 Fax: 918-481-1473

American Natural Energy Corporation Announces Settlement of
Remaining Outstanding Debentures

Tulsa, Oklahoma, July 23, 2009. American Natural Energy Corporation ("ANEC") (TSX Venture:ANR.U) announced it has agreed to re-purchase its remaining outstanding 8% Secured Debenture debt totaling $2.9 million and an additional $780,000 of accrued interest with various holders with the payment of $256,000 and the issuance of 11,623,778 shares of its common stock at a deemed price of US$0.03 per share. The issuance of the shares is subject to the acceptance for filing of the regulatory authorities.

The shares of Common Stock of ANEC are intended to be issued pursuant to a transaction exempt from the registration requirements of the US Securities Act of 1933, as amended, (the "Securities Act"). This news release does not constitute an offer of any securities of ANEC for sale. The securities to be issued and sold in settlement of ANEC’s outstanding Debenture debt will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. Pursuant to TSX Venture regulations, the 11,623,778 shares being issued will be subject to a hold period expiring on the date which is 4 months and a day from the date of the their issuance.

ANEC is a Tulsa, Oklahoma based independent exploration and production company with operations in St. Charles Parish, Louisiana. For further information please contact Michael Paulk, CEO at 918-481-1440 or Steven P. Ensz, CFO at 281-367-5588.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

This Press Release may contain statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of ANEC, its directors, or its officers with respect to the future business, well drilling and operating activities and performance of ANEC. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The actual results and outcome of events may differ materially from those in the forward-looking statements as a result of various factors. The levels of and fluctuations in the prices for natural gas and oil and the demand for those commodities, the outcome of ANEC's development and exploration activities, including the success of its current and proposed well drilling activities and the availability of capital to pursue those activities could affect ANEC and its future prospects. Important additional factors that could cause such differences are described in ANEC's periodic reports and other filings made with the Securities and Exchange Commission and may be viewed at the Commission's Website at http://www.sec.gov.